Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE

TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LICENSE AGREEMENT

between

CAMP4 THERAPEUTICS CORP.

and

FULCRUM THERAPEUTICS INC.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of July 5th, 2023 (the “Effective Date”) by and between CAMP4 Therapeutics Corporation, a corporation organized and existing under the laws of Delaware, with its principal business office located at One Kendall Square, Bldg 1400 West, 3rd Floor, Cambridge, MA 02139, U.S.A. (“CAMP4”), and Fulcrum Therapeutics, Inc., a corporation organized and existing under the laws of Massachusetts, with its principal business office located at 26 Landsdowne Street Cambridge, MA 02139, U.S.A. (“Fulcrum”). Fulcrum and CAMP4 are each hereafter referred to individually as a “Party” and together as the “Parties.”

Whereas, CAMP4 is a biotechnology company engaged in the research and development of therapeutics for treatment of various diseases;

Whereas, Fulcrum is a clinical-stage biopharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of precision medicines in areas of high unmet medical need;

Whereas, CAMP4 wishes to license to Fulcrum rights under its Diamond Blackfan Anemia (DBA) program, which includes certain small molecule compounds, composition of matter and method of use patent rights, and know-how for Fulcrum to develop and commercialize therapeutic products in any indication, including the grant of a sublicense under certain intellectual property rights that CAMP4 has licensed under the CMCC License Agreement (as defined below); and

Whereas, Fulcrum desires to obtain from CAMP4, and CAMP4 desires to grant to Fulcrum, an exclusive license to certain intellectual property rights and know-how to research, develop, manufacture, and commercialize Licensed Products (as defined below), subject to the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and the Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1
“Acquired Party” has the meaning set forth in Section 2.6.2.

1.2
“Affiliate” means, with respect to either Party, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists. As used in this Section 1.2, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity.

1.3
“Agreement” has the meaning set forth in the Preamble.

1.4
“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state, provincial and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.5
“Business Day” means any day other than Saturday, Sunday, or any day that banks are authorized or required to be closed in Cambridge, Massachusetts, U.S.A.

1.6
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.7
“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.8
“CAMP4” has the meaning set forth in the Preamble.

1.9
“CAMP4 Indemnitee” has the meaning set forth in Section 7.1.6.

1.10
“CAMP4-Assignee Patents” means (i) the Patents listed in Part A of Exhibit A; and (ii) any other Patents, other than any CMCC-Licensed Patents, Controlled by CAMP4 or its Affiliates as of the Effective Date or that become Controlled by CAMP4 or its Affiliates at any time during the Term that are necessary or reasonably useful for the Development, Manufacture or Commercialization of a Licensed Product.

1.11
“CAMP4 Know-How” means any other Know-How Controlled by CAMP4 or its Affiliates as of the Effective Date or that becomes Controlled by CAMP4 or its Affiliates at any time during the Term that is necessary or reasonably useful for the Development, Manufacture or Commercialization of a Licensed Product developed pursuant to this Agreement, including for clarity the information listed in Exhibit B.

1.12
“Change of Control” means: (a) with respect to a Party, the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding securities or combined voting power of such Party (or any controlling Affiliate of such Party); (b) a merger or consolidation or other business combination involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding securities or combined voting power of the surviving entity immediately after such merger, reorganization or combination; or (c) a sale of all or substantially all of the assets of such Party related to this Agreement in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer.” As used in this definition, “control” means (1) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of outstanding securities or voting power or by contract relating to voting rights or corporate governance; or (2) direct or indirect ownership of more than fifty percent (50%) of the outstanding securities or voting power interest in such entity.

1.13
“Claims” has the meaning set forth in Section 7.1.4.

1.14
“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-Regulatory Approval human clinical trial, as applicable.

1.15
“CMCC” means the Children’s Medical Center Corporation, a charitable corporation having its principal office at 300 Longwood Avenue, Boston.

1.16
“CMCC Indemnitee” has the meaning set forth in Section 7.1.1.

1.17
“CMCC Know-How” means all Know-How licensed to CAMP4 as of the Effective Date or at any time during the Term under the CMCC License Agreement.

1.18
“CMCC-Licensed Patents” means (i) the Patents listed in Part B of Exhibit A; and

(ii) any other Patents that are licensed to CAMP4 as of the Effective Date or at any time during the Term pursuant to the CMCC License Agreement.

1.19
“CMCC License Agreement” means the license agreement between CMCC and CAMP4, dated April 19, 2018 (the “CMCC Agreement Effective Date”).

1.20
“Commercial Milestone Event” has the meaning set forth in Section 4.2.

1.21
“Commercial Milestone Payment” has the meaning set forth in Section 4.2.

1.22
“Commercialization” means any and all activities directed to the offering for sale and sale of a Licensed Product, or other compound, product or therapy including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Licensed Product, or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Licensed Product, or other compound, product or therapy with respect to such Licensed Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Regulatory Approvals (as applicable) for and registration of that Licensed Product, or other compound, product or therapy beyond Marketing Authorization. For clarity, “Commercialization” does not include Development or Manufacturing activities. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.23
“Commercially Reasonable Efforts” of a Party means [***]. For clarity, “Commercially Reasonable Efforts” shall be [***].

1.24
“Competing Product” has the meaning set forth in Section 2.6.1.

1.25
“Confidential Information” means all information (including chemical or biological materials, chemical structures correspondence, customer lists, data, formulae, improvements, inventions, Know-How, processes, Regulatory Approvals, Regulatory Filings, reports, strategies, techniques, or other information) that is disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement or the Mutual Confidentiality Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party in oral, written, visual, graphic or electronic form. Without limiting the generality of the foregoing, Confidential Information includes: (a) information acquired by Fulcrum from CMCC in the course of Prosecution and Maintenance of the CMCC-Licensed Patents; and (b) information disclosed to CAMP4 pursuant to Sections 2.2, 3.3, 4.5, 4.7, 7.2 or other reporting obligations under this Agreement.

1.26
“Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein without requiring any payment right to a Third Party arising from such Party’s use or exploitation of such Know-How, Patent, or other intellectual property (other than all Know-How, Patent and other intellectual property rights licensed to CAMP4 pursuant to the CMCC License Agreement, which shall be deemed Controlled by CAMP4 as of the Effective Date), provided that, a Party or any of its Affiliates shall be deemed not to “Control” any Patent, Know-How, or other intellectual property right if such Patent, Know-How, or other intellectual property right is owned or in-licensed by an Acquirer of a Party that becomes an Affiliate of such Party (or that merges or consolidates with such Party) on or after the Effective Date as a result of a Change of Control of such Party, except to the extent, and only to the extent that, such Patent, Know-How, or other intellectual property right is (a) actually used by such Party or its Affiliates, or the Acquirer, to Develop, Manufacture, Commercialize, or otherwise exploit the Licensed Products following the consummation of such Change of Control or (b) made, conceived, or reduced to practice by the Acquirer or its Affiliates through the use of, or reference to, any Patent, Know-How, or other intellectual property right or Confidential Information of the other Party or (c) was Controlled by such Party or its Affiliates prior to the applicable Change of Control.

1.27
“Cover” means, with respect to a given product, service or process, that a Valid Claim would, absent a license thereunder, be infringed by the manufacture, use, sale, offer for sale, importation or practice of such product, service or process.

1.28
“DBA Program” means the research and development program conducted by CAMP4 under the CMCC-Licensed Patents and the CAMP4-Assignee Patents, focused on using [***] to rescue Diamond Blackfan Anemia disease states.

1.29
“Development” or “Develop” means any and all activities directed to the non- clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for a Licensed Product, or other compound, product or therapy, including design and conduct of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. For clarity, “Development” does not include Commercialization or Manufacturing activities. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

1.30
“Development Milestone Event” has the meaning set forth in Section 4.2.1.

1.31
“Development Milestone Payment” has the meaning set forth in Section 4.2.1.

1.32
“Development Plan” has the meaning set forth in Section 3.3.

1.33
“Development Report” has the meaning set forth in Section 3.3.

1.34
“DFCI” means the Dana Farber Cancer Institute, a charitable corporation having its principal office at 450 Brookline Avenue, Boston.

1.35
“Disclosing Party” has the meaning set forth in Section 8.1.1.

1.36
“Dispute” has the meaning set forth in Section 10.2.

1.37
“Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.38
“Effective Date” has the meaning set forth in the preamble to this Agreement.

1.39
“EMA Approval” means the grant of Marketing Authorization by the European Medicines Agency.

1.40
“Executive Officers” means the President and Chief Executive Officer of each Party (or in the event that these roles become held by separate people, either the President or the Chief Executive Officer for such Party).

1.41
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.42
“Field” means all uses and purposes, including any and all uses for the diagnosis, prevention, amelioration, or treatment of any disease or medical condition in humans and animals.

1.43
“First Commercial Sale” means, with respect to a Licensed Product in any country:

(i) the first sale of such Licensed Product by Fulcrum, its Affiliate, Sublicensee or authorized agent in that country, following Marketing Authorization of such Licensed Product if any such Marketing Authorization is necessary, for such country in which the sale is to be made; or (ii) when Marketing Authorization is not required, the first sale in that country of such Licensed Product by Fulcrum, its Affiliate, Sublicensee or authorized agent in that country, provided that the sale, disposal or use of any Licensed Product for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, expanded access programs or indigent patient programs, in each case at or below cost, shall not be deemed a First Commercial Sale.

1.44
“Fulcrum” has the meaning set forth in the Preamble.

1.45
“Fulcrum Indemnitee” has the meaning set forth in Section 7.1.5.

1.46
“Generic Product” means, with respect to a Licensed Product, and on a Licensed Product-by-Licensed Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as such Licensed Product by any Third Party that is not a Sublicensee of Fulcrum or its Affiliates and that did not purchase such product in a chain of distribution that included any of Fulcrum or any of its Affiliates or its Sublicensees; and (b) either (i) contains an active ingredient that is highly similar to and has no clinically meaningful differences from the Licensed Product or (ii) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Licensed Product), in each case, as is necessary to permit substitution of such product for the Licensed Product under Applicable Law in such country.

1.47
[***]

1.48
“Governmental Authority” means any federal, national, international, regional, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.49
“Harvard” means the President and Fellows of Harvard College.
1.50
“HHMI” means the Howard Hughes Medical Institute, a private non-profit medical research organization having its principal office at 4000 Jones Bridge Rd, Chevy Chase, Maryland.

1.51
“Indemnitee” has the meaning set forth in Section 7.1.7.

1.52
“Indemnitor” has the meaning set forth in Section 7.1.7.

1.53
“Infringement” has the meaning set forth in Section 5.2.1.

1.54
“Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know- how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their Research, Development, Manufacture, use, or Commercialization or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, materials, studies and procedures, and manufacturing process and development information, results and data.

1.55
“Japan Approval” means the grant of Marketing Authorization in Japan.

1.56
“Licensed Patents” means the CAMP4-Assignee Patents and the CMCC-Licensed Patents.

1.57
“Licensed Product” means any Tier 1 Product or Tier 2 Product.

1.58
“Losses” has the meaning set forth in Section 7.1.1.

1.59
“Major Market” means each of the United States, Japan, United Kingdom, Germany, France, Italy and Spain.

1.60
“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of any Licensed Product, or other compound, product or therapy, or any component, intermediary or precursor thereof, and including process development, process qualification and validation, scale- up, pre-clinical, clinical and commercial manufacture, quality assurance and quality control (including testing). For clarity, “Manufacturing” does not include Development or Commercialization activities.

1.61
“Marketing Authorization” means any and all approvals, licenses, registrations or authorizations of any regulatory authority, necessary to commercially distribute, sell or market a Licensed Product in the relevant country or jurisdiction.

1.62
“Milestone Events” means the Development Milestone Events and Commercial Milestone Events.
1.63
“Milestone Payments” means the Development Milestone Payments, Commercial Milestone Payments and Sales Milestone Payments.

1.64
“Mutual Confidentiality Agreement” means the Mutual Confidentiality Agreement dated [***] between Fulcrum and CAMP4.

1.65
“Net Sales” means, as determined under U.S. generally accepted accounting principles (“GAAP”), the gross sales invoiced for sales, or other transfers of Licensed Products by Fulcrum, its Affiliates, its authorized agents, or its Sublicensees (for clarity, excluding sales by Third Party Distributors), less (to the extent actually allowed or incurred and directly related to such sale of Licensed Products) the following amounts: [***]

Net Sales shall also include [***] shall not be considered a Net Sale for purposes of ascertaining royalty charges owed to CAMP4 under this Agreement. For clarity, any payments received by Fulcrum, its Affiliates, or Sublicensees from [***]. Notwithstanding anything to the contrary herein, the sale, disposal or use of any Licensed Product for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, expanded access programs or indigent patient programs, in each case at or below cost, shall not be deemed a sale resulting in Net Sales hereunder.

In the event that the Licensed Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Licensed Product and other active compound(s)), the Net Sales of the Licensed Product, for the purposes of determining Royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by [***].

In the event that [***] Net Sales for purposes of determining Royalty payments shall be calculated by [***].

In the event that [***] Net Sales for purposes of determining Royalty payments shall be calculated by [***].

If the [***], the Net Sales of the Licensed Product shall be [***].

[***] shall be calculated [***] and such [***] shall be used during all applicable Royalty reporting periods for [***]. When determining [***] of a Licensed Product, other compound(s), or Combination Product, [***] shall be calculated by [***].

1.66
“New License Agreement” has the meaning set forth in Section 9.8.1.

1.67
“Party” and “Parties” has the meaning set forth in the Preamble.
1.68
“Patents” mean: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.69
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.70
“Phase I Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.71
“Phase II Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.72
“Phase III Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

1.73
“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as applicable in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction.

1.74
“Prosecute and Maintain,” or “Prosecution and Maintenance,” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent.

1.75
“Receiving Party” has the meaning set forth in Section 8.1.1.

1.76
“Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the Research, Development, Manufacture, use or Commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.

1.77
“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the Research, Development, Manufacture, use or Commercialization of pharmaceutical products (including any Licensed Product) in a given jurisdiction. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Licensed Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.
1.78
“Regulatory Exclusivity” means any rights or protections which are recognized, afforded or granted by the FDA or any other Regulatory Authority in the Territory pursuant to Applicable Laws, in association with the Marketing Authorization of the Licensed Product, providing the Licensed Product: (a) a period of marketing exclusivity, during which the Regulatory Authority recognizing, affording or granting such marketing exclusivity will refrain from either reviewing or approving a Marketing Authorization application or similar regulatory submission, submitted by a Third Party seeking to market a Generic Product of such Licensed Product, or (b) a period of data exclusivity, during which a Third Party seeking to market a Generic Product of such Licensed Product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, the Licensed Product’s clinical dossier or relying on previous regulatory authority findings of safety or effectiveness with respect to such Licensed Product to support the submission, review or approval of a Marketing Authorization application or similar regulatory submission before the applicable Regulatory Authority.

1.79
“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the Research, Development, Manufacture, use or Commercialization of a Licensed Product made to or received from any Regulatory Authority in a given country, including INDs.

1.80
“Relevant Date” means the date on which [***] for the relevant Licensed Product.

1.81
“Research” means any and all activities directed to discovery, identification, screening, testing, assessment and optimization of pharmaceutical compounds in advance of Development.

1.82
“Royalty” has the meaning set forth in Section 4.3.3.

1.83
“Royalty Term” has the meaning set forth in Section 4.3.1.

1.84
“Sales Milestone Payment” has the meaning set forth in Section 4.2.

1.85
“Sublicensee” means a Third Party that is granted a license or sublicense or an option to obtain a license to sublicense to Research, Develop, Manufacture, use, Commercialize or otherwise exploit Licensed Products in the Field in the Territory, beyond the mere right to purchase Licensed Products from Fulcrum and its Affiliates, and excludes Fulcrum’s Affiliates or Third Party subcontractors that act solely for Fulcrum or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Fulcrum or its Affiliates.

1.86
“Term” has the meaning set forth in Section 9.1.

1.87
“Territory” means the entire world.

1.88
“Third Party” means a Person other than: (a) Fulcrum or its Affiliates; and

(b) CAMP4 or its Affiliates.

1.89
“Third Party Claim” has the meaning set forth in Section 7.1.1.

1.90
“Third Party Distributor” means any Third Party that purchases Licensed Product from Fulcrum or its Affiliates or Sublicensees, takes title to such Licensed Product, and distributes such Licensed Product directly to customers, but does not Develop, Manufacture, or otherwise Commercialize any Licensed Product and does not make any upfront, milestone, royalty, profit- share, or other payment to Fulcrum or its Affiliates or Sublicensees, other than payment for the purchase of Licensed Products for resale.

1.91
“Tier 1 Product” means any product which on the Relevant Date is Covered by a Valid Claim of a CAMP4-Assignee Patent. For clarity, Tier 1 Products may or may not be Covered by a Valid Claim of a CMCC-Licensed Patent.

1.92
“Tier 2 Product” means any product which on the Relevant Date is Covered by a Valid Claim of a CMCC-Licensed Patent, but is not Covered by a Valid Claim of a CAMP4- Assignee Patent.

1.93
“Transferred Materials” has the meaning set forth in the CMCC License Agreement.

1.94
“U.S.” means the United States of America and its territories and possessions.

1.95
“U.S. Approval” means the grant of Marketing Authorization in the U.S.

1.96
“Valid Claim” means (i) a claim of any issued, unexpired patent included within the Licensed Patents that has not been (a) held to be invalid, unenforceable or unpatentable by a final judgment of a court or other governmental authority of competent jurisdiction from which no appeal can be or is taken or (b) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (ii) a claim of any pending patent application included within the Licensed Patents, which (a) patent application was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal and (b) that has not been pending for [***] from the receipt of the first office action on the merits in the relevant patent office for such patent application; provided that if a claim issues after the time frame identified in clause (ii)(b) of this Section 1.96, and meets the requirements of clause

(i) of this Section 1.96, such patent claim shall be deemed a Valid Claim upon issuance.

ARTICLE 2

LICENSE GRANT

2.1
Grant of License.

2.1.1
Exclusive License. Subject to Section 2.4, CAMP4, on behalf of itself and its Affiliates, hereby grants to Fulcrum a worldwide, exclusive, royalty-bearing license, with the right to grant sublicenses (through multiple tiers, but only in accordance with Section 2.2), to and under the Licensed Patents and the CAMP4 Know-How, to Research, Develop, Manufacture, use, Commercialize, or otherwise exploit the Licensed Products in the Field in the Territory.
2.1.2
Non-Exclusive License. CAMP4, on behalf of itself and its Affiliates, hereby grants to Fulcrum a non-exclusive license, with the right to grant sublicenses (through multiple tiers, but only in accordance with Section 2.2), to utilize or practice the CMCC Know- How and use the Transferred Materials to Research, Develop, Manufacture, use, Commercialize, or otherwise exploit the Licensed Products in the Field in the Territory.

2.2
Sublicensing.

2.2.1
Fulcrum and its Affiliates may grant one or more sublicenses under the rights and licenses granted to Fulcrum under Section 2.1, in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided, however, that: (a) any sublicense of CMCC-Licensed Patents shall include an exclusive right to Develop or Commercialize a Licensed Product in a certain field or Major Market; (b) sublicenses of CMCC Know-How or Transferred Materials shall only be granted in connection with the sublicense of one or more CMCC-Licensed Patents, or to contractors for the purpose of carrying out the Development Plan or to a Third Party in connection with Licensed Products; (c) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement; and (d) Fulcrum shall remain responsible for performance of Fulcrum’s obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were Fulcrum hereunder.

2.2.2
Except with respect to sublicenses that grant rights to perform a service on behalf of Fulcrum, its Affiliates or Sublicensees (e.g. a contractor carrying out an activity under the Development Plan, or a contract manufacturer) under which Fulcrum, its Affiliates or Sublicensees do not receive any consideration other than the provision of services in exchange for rights granted under such sublicense, Fulcrum shall provide CAMP4 with notice of any grant of sublicense and a copy of fully executed sublicense agreements within [***] of execution thereof, which copy may be redacted to exclude information not relevant to the CMCC-Licensed Patents or CMCC Know-How.

2.3
Maintenance of the CMCC License Agreement. CAMP4 shall:

2.3.1
not breach its obligations under the CMCC License Agreement in any material respect (except to the extent that any such breach is a result of any action or inaction by Fulcrum);

2.3.2
comply in all respects with its obligations to bear the costs for the filing, prosecution or maintenance of the CMCC-Licensed Patents under Article VII of the CMCC License Agreement, provided that Fulcrum will reimburse CAMP4 for such costs in accordance with Section 5.1.3;

2.3.3
not modify or amend the CMCC License Agreement in any way that would adversely affect Fulcrum or its rights hereunder in any material respect, without Fulcrum’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and shall provide Fulcrum with a copy of all modifications to or amendments of the CMCC License Agreement;
2.3.4
not terminate the CMCC License Agreement in whole or in part without Fulcrum’s prior written consent;

2.3.5
within [***] after CAMP4’s knowledge thereof, provide Fulcrum with notice of and information relating to (i) any termination notice relating to the CMCC License Agreement, or (ii) any alleged material breach in writing by CAMP4 or CMCC of the CMCC License Agreement that would adversely affect in any material respect CAMP4 or Fulcrum or its rights hereunder or could reasonably give rise to a right to terminate the CMCC License Agreement and, following Fulcrum’s request, reasonably consult with Fulcrum before taking any action in relation to such alleged or suspected breach or default (provided that CAMP4 shall have final say with respect to any such matter); and

2.3.6
keep Fulcrum reasonably informed of any material developments under or relating to the CMCC License Agreement.

2.4
No Other Rights; Retained Rights. Fulcrum acknowledges the reservations of rights in relation to the CMCC-Licensed Patents set forth in Article II B and C of the CMCC License Agreement. Except as set forth herein, neither Party shall be granted, by implication or otherwise any license or other intellectual property interest under any trademarks, Know-How, or Patents of the other Party.

2.5
Provision of Materials and Know-How. To the extent not already provided to Fulcrum prior to the Effective Date, within [***] of the Effective Date, CAMP4 will provide Fulcrum with a copy of the Know-How listed in Exhibit B in a format and manner reasonably agreed by the Parties. On the request of Fulcrum, CAMP4 will ship to Fulcrum [***].

2.6
Exclusivity.

2.6.1
Subject to Section 2.6.2, During the Term neither CAMP4, nor any of its Affiliates, will directly or indirectly, either alone or with or through one or more Third Parties, Research, Develop, Manufacture, use, Commercialize, or otherwise exploit [***] (a “Competing Product”) in the Territory.

2.6.2
CAMP4 will not be in breach of the restrictions set forth in Section 2.6.1 if CAMP4 or any of its Affiliates undergoes a Change of Control with a Third Party (together with such Third Party and its Affiliates following the closing of the applicable Change of Control transaction, the “Acquired Party”) that (either directly or through an Affiliate (other than CAMP4 and any CAMP4 Affiliates that existing prior to such Change of Control), or in collaboration with any other Third Party) at the closing of the Change of Control transaction or thereafter is Researching, Developing, using, Commercializing or otherwise exploiting a Competing Product, as long as [***].

ARTICLE 3

DILIGENCE, DEVELOPMENT AND COMMERCIALIZATION

3.1
Diligence. Fulcrum shall use Commercially Reasonable Efforts to obtain a Marketing Authorization for at least one Licensed Product in the Field in a Major Market. Without prejudice to the generality of the foregoing, Fulcrum shall use Commercially Reasonable Efforts to Research and Develop a Tier 1 Product. In the event that Fulcrum determines that a Tier 1 Product cannot be advanced despite the exercise of Commercially Reasonable Efforts, Fulcrum shall use Commercially Reasonable Efforts to Develop a Tier 2 Product. In the event that Fulcrum determines that a Tier 2 Product cannot be advanced despite the exercise of Commercially Reasonable Efforts, Fulcrum may terminate this Agreement in accordance with Section 9.6.

3.2
Development and Commercialization Responsibilities. Subject to Section 3.1, all decisions concerning the Research, Development, Manufacture and Commercialization of the Licensed Product, including the clinical and regulatory strategy of the Licensed Product, the marketing and sales of the Licensed Product, and the design, price, and promotion of the Licensed Product, shall be at the sole discretion of Fulcrum. If Fulcrum reasonably requests assistance or input from CAMP4 with respect to Research or Development activities being undertaken by Fulcrum in respect of a Licensed Product, CAMP4 shall (at Fulcrum’s expense), use its Commercially Reasonable Efforts to cooperate in good faith with Fulcrum in response to such request (e.g., by responding to regulatory inquiries relating to the pre-clinical development of a Licensed Product by CAMP4, intellectual property matters with respect to Licensed Patents and Know-How, etc.).

3.3
Reporting Obligations. Fulcrum shall keep CAMP4 reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Research and Development activities under this Agreement with respect to Licensed Products, including with respect to the achievement of Development Milestone Events. Fulcrum shall provide CAMP4: (a) copies of a high-level development plan (“Development Plan”) in respect of Licensed Products [***] including [***]; the initial Development Plan is attached as Exhibit D and (b) reports, [***], with respect to material Research and Development activities undertaken by Fulcrum (including [***]) (“Development Report”). Fulcrum’s reporting obligations under this Section 3.3 with respect to Fulcrum’s Research and Development activities shall cease upon the achievement of all Development Milestone Events and Commercial Milestone Events in Table 4.2.1, after which time Fulcrum shall provide CAMP4 with reports as provided in Section 4.5, but Fulcrum shall have no additional reporting obligations with respect to its Commercialization activities.
3.4
CMCC Consent. CAMP4 confirms that it has obtained and provided to Fulcrum a written confirmation signed by CMCC and CAMP4 that [***].

3.5
Regulatory Responsibilities. Fulcrum shall be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining Regulatory Approvals (including the preparation and submission of the IND filing and for seeking IND approval) with respect to any Licensed Product and shall have sole control over all interactions with the applicable Regulatory Authority. CAMP4 shall reasonably cooperate with Fulcrum, at Fulcrum’s reasonable request and expense, with respect to any regulatory matters related to any Licensed Product.

Fulcrum will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for any Licensed Product and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Fulcrum, and CAMP4 shall execute all documents and take all actions as are necessary or reasonably requested by Fulcrum to vest such title in Fulcrum.

3.6
Compliance with Law; Export Controls. Fulcrum shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the U.S. Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et. seq.). Fulcrum understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to U.S. laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC has neither represented that a license shall not be required, nor that if required, it shall be issued. Fulcrum hereby represents and warrants that it will comply with all U.S. laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be responsible for any violation of such by Fulcrum or its Affiliates or Sublicensees, and that it will defend and hold CMCC, Harvard, DFCI, HHMI and their respective Affiliates and officers, directors, employees, agents, and medical staff harmless in the event of any Third Party legal action of any nature occasioned by such violation, and any action by any governmental agency or authority, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products by Fulcrum, its Affiliate or Sublicensee. It is the intention of the Parties hereto to comply with all applicable laws, rules, and regulations, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and related safe harbor regulations, and (ii) the Limitation Certain Physician Referrals (42 U.S.C.

§1395nn, the “Stark Law”). Accordingly, the Parties agree and acknowledge that no consideration received under this Agreement is, or is intended to be, a prohibited payment for the recommending or arranging for the referral of business or ordering of items or services, nor is any such consideration intended to induce illegal referrals of business.

ARTICLE 4

FEES, ROYALTIES, & PAYMENTS

4.1
Upfront Payment. In consideration of the grant of rights by CAMP4 to Fulcrum on the Effective Date, Fulcrum shall pay to CAMP4 a non-refundable, non-creditable [***] within [***] after the Effective Date.

4.2
Milestones.

4.2.1
Milestone Payments. Fulcrum shall pay to CAMP4 certain non-refundable and non-creditable milestone payments as follows. Where the Licensed Product is a Tier 1 Product, payments shall be made in the amounts indicated in the central column; where the Licensed Product is a Tier 2 Product, payments shall be made in the amounts indicated in the right hand column:

(a)
within [***] following such Licensed Product achieving a development milestone event set forth in Table 4.2.1 below (each, a “Development Milestone Event”), Fulcrum shall pay to CAMP4 the relevant Milestone Payment indicated in Table 4.2.1 (each such Milestone Payment, a “Development Milestone Payment”);

(b)
within [***] following the end of the Calendar Quarter in which such Licensed Product achieves a commercial milestone event set forth in Table

4.2.1 (each, a “Commercial Milestone Event”), Fulcrum shall pay to CAMP4 the relevant Milestone Payment indicated in Table 4.2.1 (each such Milestone Payment, a “Commercial Milestone Payment”); and

(c)
within [***] following the end of the Calendar Quarter in which any such Licensed Product achieves a sales milestone event set forth in Table

4.2.1 (each, a “Sales Milestone Event”), Fulcrum shall pay to CAMP4 the relevant Milestone Payment indicated in Table 4.2.1 (each such Milestone Payment, a “Sales Milestone Payment”).

Table 4.2.1 – Development, Commercial and Sales Milestone Payments

Development Milestone Events	Milestone Payment for Tier 1 Product	Milestone Payment for Tier 2 Product
[***]	[***]	[***]
[***]	[***]	[***]

[***]	[***]	[***]
[***]	[***]	[***]
Commercial Milestone Events
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
Sales Milestone Event
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

4.2.2
No Duplicate Milestone Payments. Milestone Payments shall be payable only once per Milestone Event. For clarity, no Milestone Payment shall be payable for subsequent or repeated achievements of the same Milestone Event under with respect to the same or different Licensed Product or a different indication.

4.2.3
Milestone Payments Caps. The maximum total amount payable by Fulcrum in respect of Tier 1 Products for all Development Milestone Payments shall not exceed [***]. The maximum total amount payable by Fulcrum in respect of Tier 1 Products for all Commercial Milestone Payments shall not exceed [***]. The maximum total amount payable by Fulcrum in respect of Tier 1 Products for all Sales Milestone Payments shall not exceed [***]. The maximum total amount payable by Fulcrum in respect of Tier 2 Products for all Development Milestone Payments shall not exceed [***]. The maximum total amount payable by Fulcrum in respect of Tier 2 Products for all Commercial Milestone Payments shall not exceed [***]. The maximum total amount payable by Fulcrum in respect of Tier 2 Products for all Sales Milestone Payments shall not exceed [***].

4.2.4
Satisfaction of Earlier Milestone Events. The Development Milestone Events and Sales Milestone Events (but not the Commercial Milestone Events) are intended to be sequential, such that satisfaction of any later stage Milestone Event shall be deemed to have satisfied all earlier stage Milestone Events (to the extent not previously satisfied). Without prejudice to the generality of the foregoing: [***]

4.3
Royalties on Licensed Products.

4.3.1
Minimum Annual Royalty. Fulcrum shall pay CAMP4 the following minimum annual royalty payments no later than [***] before [***], which will be creditable against Royalties paid in the same Calendar Year:

Year	Minimum Annual Royalty
[***]	[***]
[***]	[***]

[***]	[***]

Amounts owed pursuant to this Section 4.3.1 are fully creditable against Royalties due hereunder. If the Royalties paid in a Calendar Year do not exceed the minimum annual royalty paid under this Section 4.3.1, then Fulcrum may carry forward the unused amount and apply such amount against the Royalties owed to CAMP4 in subsequent Calendar Years until it is fully applied.

4.3.2
Royalty Term. Subject to Section 4.4, Fulcrum shall pay CAMP4 royalties as set forth in this Section 4.3 on a Licensed Product-by-Licensed Product and country-by-country basis, shall commence with the First Commercial Sale of the Licensed Product in a country and continue until the later of: (a) the expiration of the last to expire Valid Claim Covering such Licensed Product in the country of sale, (b) ten (10) years from the date of the First Commercial Sale of such Licensed Product in such country, or (c) the expiration of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”).

4.3.3
Royalty Rates. On a Licensed Product-by-Licensed Product and country- by-country basis, during the Royalty Term, Fulcrum shall pay to CAMP4 a royalty equal to the percentages of annual Net Sales of such Licensed Product, as set forth in Table 4.3 below (the “Royalty”), as calculated by multiplying the applicable royalty percentage set forth in Table 4.3 below by the corresponding portion of aggregate Net Sales of all Tier 1 Products or Tier 2 Products, as applicable, in such Calendar Year.

Table 4.3: Royalty Rates for Tier 1 Products and Tier 2 Products.

Net Sales	Royalty Rate for Tier 1 Product	Royalty Rate for Tier 2 Product
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

4.4
Royalty Reductions.

4.4.1
In General. The royalty rates for Tier 2 Products are not subject to any reductions in the event of loss of patent coverage, generic entry, royalty stacking or otherwise. The royalty reductions under Sections 4.4.2, 4.4.3 and 4.4.4 only apply with respect to Tier 1 Products, and are subject to a [***] floor i.e. the royalty rate for a Tier 1 Product may not fall below the royalty rate for a Tier 2 Product shown in the right hand column of Table 4.3 even if more than one of Sections 4.4.2, 4.4.3 and 4.4.4 are applicable. By way of example, if annual global Net Sales of a given Tier 1 Product are less than [***], and the reduction set forth in Section 4.4.4 has operated to reduce the royalty rate from [***]% to [***]%, when there is no longer a Valid Claim Covering such Tier 1 Product the royalty rate shall only drop to [***]% for the remaining duration of the Royalty Term for such Tier 1 Product.

4.4.2
No Valid Claim. In any Calendar Quarter during the Royalty Term for which there is no longer a Valid Claim of the CAMP4-Assignee Patents that Covers a given Tier 1 Product in a country, the Royalty rates provided in Section 4.3 for such Tier 1 Product will be reduced in such country by [***] for such Calendar Quarter.

4.4.3
Generic Products. On a country-by-country and Tier 1 Product-by-Tier 1 Product basis from and after the first Calendar Quarter in which Generic Products with respect to a Tier 1 Product in any country in the Territory during the Royalty Term have a market share of [***] in a given country (measured in local currency, over the Calendar Quarter, as reported by [***]), the Royalty rates provided in Section 4.3 for the Tier 1 Product will be reduced in such country by [***].

4.4.4
Third Party Payments. If it is reasonably required for Fulcrum to obtain a license or similar rights to a Patent of a Third Party in order for Fulcrum to develop, make, have made, use, sell, offer for sale and have sold, import, export and otherwise commercialize Tier 1 Products in the Field (a “Third Party License”), then Fulcrum shall have the right to credit [***] of any royalties actually paid by Fulcrum, its Affiliate or its Sublicensees under such Third Party License in a Calendar Quarter in respect of royalties in respect of such Tier 1 Product against the Royalties otherwise payable to CAMP4 under this Agreement for Tier 1 Products in such Calendar Quarter; provided that (a) Fulcrum may not deduct a greater percentage of royalties owed to a Third Party from Royalties due to CAMP4 than the percentage of royalties that Fulcrum is permitted to deduct from royalties owed to such Third Party pursuant to the royalty anti-stacking provision of such Third Party license and (b) the application of such credits shall not reduce the Royalties otherwise due to CAMP4 in any given Calendar Quarter by more than [***] (to reach the royalty floor of [***]) and any excess amounts that would have otherwise been deducted in such Calendar Quarter shall be deducted in successive Calendar Quarters until the credit has been realized in full.

4.5
Payment; Reports. Royalty payments due by Fulcrum to CAMP4 under Section 4.3 will be calculated and reported for each Calendar Quarter. All Royalty payments due under Section 4.3 shall be paid [***] after the end of each Calendar Quarter and shall be accompanied by a report setting forth at least the following for each Licensed Product by Fulcrum and its Affiliates and Sublicensees in the Territory.

4.6
Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided however, that Fulcrum shall only be required to disburse funds to the country containing payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than Dollars is required, Fulcrum’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars.

4.7
Records and Audits. Fulcrum shall keep, and shall require its Affiliates and Sublicensees to keep full, true and accurate books and records, including books of account in accordance with GAAP, in sufficient detail to enable CAMP4 to determine Fulcrum’s compliance with this Agreement, including diligence with respect to development as set forth in Section 3.1 and the royalty and other amounts payable to CAMP4 under this Agreement. Said books and records, including books of account in accordance with GAAP, shall be kept at Fulcrum’s principal place of business or the principal place of business of the appropriate division of Fulcrum to which this Agreement relates. Said books of Fulcrum and Affiliates and the supporting data shall be retained for at least [***] following the end of the calendar year to which they pertain or such longer period as required by applicable law, rule or regulation. Fulcrum shall require its Sublicensees to retain such books and data for [***] following the end of the calendar year to which they pertain or such longer period as required by applicable law, rule or regulation and shall use [***] to require a [***] retention period from its Sublicensees. During the Term, CAMP4 shall not more than [***] have the right to have Fulcrum’s then- current auditors inspect Fulcrum’s records for the purpose of determining the accuracy of Royalty payments for a period covering not more than [***] following the Calendar Quarter to which they pertain. No period will be audited more than [***] and each audit must be reasonable in scope. The independent, certified public accountant selected shall keep confidential any information obtained during such inspection and shall report to CAMP4 and Fulcrum only the amounts of Net Sales and Royalties due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to Fulcrum. [***] cost of such audit unless such audit discloses an underpayment by Fulcrum of [***], of the amount of Royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, [***] cost of such audit and [***] of the date the auditor’s written report is received. Any overpayment by Fulcrum revealed by an audit shall be [***].

4.8
Late Payments. If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from [***] at the rate of [***] or the maximum rate allowable by Applicable Law, whichever is

[***]. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

4.9
Taxes

4.9.1
Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective.

4.9.2
Payment of Tax. The upfront, milestones, Royalties and other amounts payable by Fulcrum to CAMP4 under this Agreement (each, a “Payment”) shall be [***].

4.10
Assignment of Rights to Milestone Payments and Royalties. CAMP4 may assign its rights to Milestone Payments and Royalty payments to a Third Party (but not more than one Third Party at any given time during the Term); provided, that in no event shall Fulcrum be required to make Milestone Payments or Royalty payments to more than one Person (including CAMP4) and in no event shall such assignment affect the currency in which payments are to be made, payment terms, tax responsibilities or other financial obligations of Fulcrum.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1
Patent Prosecution and Maintenance.

5.1.1
CAMP4-Assignee Patents. Fulcrum shall have control over Prosecution and Maintenance of the CAMP4-Assignee Patents [***], provided that Fulcrum shall notify CAMP4 of its intention to suspend or cease any Prosecution and Maintenance of any Licensed Patent and provide such notice no less than [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, Fulcrum shall permit CAMP4, at CAMP4’s discretion [***], to continue Prosecution and Maintenance of such Licensed Patent.

5.1.2
CMCC-Licensed Patents. Fulcrum acknowledges that, pursuant to the terms of the CMCC License Agreement, CMCC has the primary responsibility for the Prosecution and Maintenance of the CMCC-Licensed Patents. To the extent to which CAMP4 has the right under the CMCC License Agreement to provide input into the Prosecution and Maintenance of the CMCC-Licensed Patents, CAMP4 shall permit Fulcrum to exercise such rights on CAMP4’s behalf. Without limitation to the generality of the foregoing, CAMP4 shall promptly share with Fulcrum the information that CAMP4 receives pursuant to Article VII of the CMCC License Agreement, shall provide Fulcrum with reasonable opportunity to comment on the Prosecution and Maintenance of the CMCC-Licensed Patents, shall share Fulcrum’s comments with CMCC’s patent counsel or arrange for Fulcrum to communicate directly with CMCC’s patent counsel, and act in accordance with Fulcrum’s instructions as regards any decision to no longer pay the expenses of Prosecuting and Maintaining any CMCC-Licensed Patent. In the event that CMCC elects not to Prosecute and Maintain a CMCC-Licensed Patent, CAMP4 shall promptly notify Fulcrum of any notifications it receives from CMCC pursuant to Article VII C of the CMCC License Agreement, and follow Fulcrum’s directions as to whether or not to assume Prosecution and Maintenance of such CMCC-Licensed Patent. CAMP4 shall permit Fulcrum to exercise, at Fulcrum’s discretion, CAMP4’s step-in rights under Article VII C of the CMCC License Agreement.

5.1.3
Costs of Prosecuting CMCC-Licensed Patents. As between the Parties, Fulcrum will be responsible for the costs of preparation, filing, prosecution, and maintenance of the CMCC-Licensed Patents during the Term. During the Term, CAMP4 will invoice Fulcrum for payments made by CAMP4 to CMCC pursuant to Article IV A 2 of the CMCC License Agreement and Fulcrum will pay each such invoice no later than [***].

5.2
Infringement or Misappropriation by Third Parties.

5.2.1
Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents, which infringing activity involves the using, making, importing, offering for sale, or selling a Licensed Product or compound, product or therapy competitive to a Licensed Product, in each case in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (collectively “Infringement”).

5.2.2
Control of Infringement Actions. Subject to CMCC’s rights in Article VIII of the CMCC License Agreement for CMCC-Licensed Patents, Fulcrum shall have the first right to bring and control any legal action in connection with any Infringement of any Licensed Patent at its own expense. Fulcrum shall keep CAMP4 reasonably informed of the status of such enforcement efforts for such Licensed Patent and shall consider in good faith CAMP4’s comments thereon. CAMP4 may, at its own expense, be represented in any such action by counsel of its own choice. If Fulcrum does not exercise its right to bring or defend proceedings or otherwise take diligent and reasonable steps to abate the actual or suspected Infringement or challenge to a Licensed Patent within (a) [***] of the written notification pursuant to Section 5.2.1, (b) [***] before the time limit, or (c) [***] then CAMP4 may bring and control any legal action in connection with such Infringement of such Licensed Patent at its own expense as it reasonably determines appropriate so long as Fulcrum does not reasonably object to such action.

5.2.3
Allocation of Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Infringement shall be first paid, to the extent such recoveries are allocable to [***], and then applied against payment of each Party’s costs and expenses in connection therewith. Any remaining recoveries will then be allocated [***] to the enforcing Party and [***] to the non-enforcing Party.

5.2.4
Cooperation. At the request and expense of the Party controlling an action under this Section 5.2, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. CAMP4 shall, [***]. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting (a) the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Licensed Patents, (b) imposes any financial liability or other obligation on the part of the other Party, or (c) requires an admission of liability, wrongdoing or fault or a waiver of rights on the part of the other Party, without the prior written consent of the other Party.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1
Mutual Representations and Warranties. Each of Fulcrum and CAMP4 represents and warrants, as of the Effective Date, that:

6.1.1
it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, and has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement;

6.1.2
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

6.1.3
this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

6.2
CAMP4 Representations and Warranties. CAMP4 represents and warrants to Fulcrum that, as of the Effective Date:

6.2.1
No Grants that Conflict with this Agreement. CAMP4 and its Affiliates have not granted any rights (or other encumbrances) to any Third Party to the Licensed Patents, CMCC Know-How or CAMP4 Know-How that prevent or conflict with the rights granted to Fulcrum hereunder.

6.2.2
Control over Know-How and Licensed Patents. The CAMP4 Know- How, CMCC Know-How and Licensed Patents include all Know-How and Patents owned or licensed by CAMP4 as of the Effective Date, that are necessary or reasonably useful for the Research, Development, Manufacturing, use or Commercialization of the Licensed Products as known by CAMP4 as contemplated by this Agreement as of the Effective Date.

6.2.3
Licensed Patents.

(a)
The CAMP4-Assignee Patents are solely and exclusively owned by CAMP4, free of any encumbrance, lien or claim of ownership by any Third Party, and the CMCC- Licensed Patents are licensed to CAMP4 pursuant to the terms of the CMCC License Agreement;

(b)
All Licensed Patents existing as of the Effective Date that are issued or subject to a pending application for issuance are listed on Exhibit A and all such Licensed Patents are, to CAMP4’s knowledge: (i) to the extent issued (unless otherwise indicated on Exhibit A), subsisting and not invalid or unenforceable, in whole or in part; (ii) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and all relevant references, documents and information have been presented to the relevant patent examiner at the relevant patent office; and (iii) filed and maintained properly and correctly, and all applicable fees applicable thereto have been paid on or before the due date for payment.

(c)
To CAMP4’s knowledge, no owner of a Licensed Patent has taken any action that would render any invention claimed in the Licensed Patents unpatentable.

6.2.4
Litigation and Actions Relating to Intellectual Property. CAMP4:

(a) has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Licensed Patents, or CMCC, Harvard, DFCI, CAMP4’s or its Affiliates’ rights therein; (b) is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that the practice of the Licensed Patents, CMCC Know-How or CAMP4 Know-How infringes or misappropriate or otherwise violates any Patent right, trade secret or other proprietary right of any Third Party; and (c) is not aware of any Patent right, trade secret or other proprietary right of any Third Party that would be infringed, misappropriated or otherwise violated by the future making, using, selling, importing or exporting of a Licensed Product under this Agreement.

6.2.5
Other Material Claims and Actions. There are no claims, actions, or proceedings pending or, to CAMP4’s knowledge, threatened by any Third Party; nor, to CAMP4’s knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against CAMP4 or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent CAMP4’s ability to grant the licenses or rights granted to Fulcrum under this Agreement.

6.2.6
No Government Funding for Licensed Patents. The inventions that consist of or are claimed in the CAMP4-Assignee Patents: (a) were not conceived of, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

6.3
Covenants of CAMP4. CAMP4 and its Affiliates will not grant any rights (or other encumbrances) to any Third Party to the Licensed Patents, CMCC Know-How or CAMP4 Know-How that prevent or conflict with the rights granted to Fulcrum hereunder.

6.4
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 6, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY

WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

ARTICLE 7

INDEMNIFICATION

7.1
Indemnity.

7.1.1
By Fulcrum. Fulcrum shall indemnify, defend and hold harmless CMCC, Harvard, DFCI and their respective Affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns, other than persons who are employees of HHMI, (the “CMCC Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) (“Losses”) incurred by or imposed upon the CMCC Indemnitees or any one of them in connection with any claim, demand, action or other proceeding by any Third Party (a “Third Party Claim”) arising out of (i) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by Fulcrum, its Affiliates, Sublicensees or its authorized agents pursuant to any right or license granted under this Agreement, or (ii) the use, handling, storage or disposition of the Transferred Material by Fulcrum, its Affiliates, Sublicensees or others who possess the Transferred Material through a chain of possession leading back, directly or indirectly, to Fulcrum.

7.1.2
Fulcrum’s indemnification under Section 7.1.1 above shall not apply to any Loss to the extent that it is attributable to the negligent activities, recklessness or intentional misconduct of the CMCC Indemnitees or breach of an obligation by CMCC under the CMCC License Agreement.

7.1.3
CAMP4 shall, and shall cause any CMCC Indemnitee to, permit Fulcrum to have control of the defense of any actions brought or filed against a CMCC Indemnitee that are subject to the indemnification obligations of Fulcrum contained in this Agreement so long as Fulcrum promptly assumes the defense and prosecutes the defense with appropriate diligence and care and selects attorneys reasonably acceptable the CMCC Indemnitee, to defend such actions, provided however, that Fulcrum shall not admit any fault, liability or culpability on the part of CMCC Indemnitee without the prior written permission of such CMCC Indemnitee.

7.1.4
HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel reasonably acceptable to HHMI, and held harmless by Fulcrum from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of or otherwise relating to this Agreement or any sublicense, or the use, handling, storage, or disposition of the Transferred Material by Fulcrum, its Affiliates, Sublicensees or others who possess the Transferred Material through a chain of possession leading back, directly or indirectly, to Fulcrum, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Fulcrum’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

7.1.5
By CAMP4. CAMP4 shall defend, indemnify and hold harmless Fulcrum and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Fulcrum Indemnitee”) from and against any and all Losses to which any Fulcrum Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise out of: (a) the fraud, gross negligence or willful misconduct of CAMP4 or its Affiliates in connection with its activities under this Agreement; or (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by CAMP4, except, in each case, to the extent such Losses result from matters subject to clause (a), (b), or (c) of Section 7.1.6.

7.1.6
By Fulcrum. Fulcrum shall defend, indemnify and hold harmless CAMP4, its Affiliates, and their respective directors, officers, employees and agents (each, an “CAMP4 Indemnitee”) from and against any and all Losses to which any CAMP4 Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise out of: (a) the fraud, gross negligence or willful misconduct of Fulcrum, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Fulcrum; or (c) the exploitation of Licensed Products by Fulcrum, its Affiliates, its authorized agents, or its Sublicensees, except, in each case, to the extent such Losses result from matters subject to clause (a) or (b) of Section 7.1.5.

7.1.7
Procedure. A Party that intends to claim indemnification under this Article 7 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 7 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld. So long as the Indemnitor is actively defending the Third Party Claim in good faith, the Indemnitee shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 7.

7.2
Insurance. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Fulcrum or by a Sublicensee, Affiliate or an authorized agent of Fulcrum, Fulcrum shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] and naming the CAMP4 Indemnitees and HHMI Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Fulcrum’s indemnification under this Article 7. [***] The minimum amount of insurance coverage required under this Section 7.2, shall not be construed to create a limit of Fulcrum’s liability with respect to its indemnification under Article 7 of this Agreement. Fulcrum shall provide CAMP4 with written evidence of such insurance upon request of CAMP4. Fulcrum shall provide CAMP4 with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Fulcrum does not obtain replacement insurance providing comparable coverage prior to the cancellation or non-renewal of such insurance, CAMP4 shall have the right to terminate this Agreement effective at the end of such [***] without notice of any additional waiting periods. Fulcrum shall maintain such commercial general liability insurance during [***].

7.3
Survival. The provisions of this Article 7 survive expiration or termination of this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1
Confidential Information.

8.1.1
Restrictions. A Party (the “Receiving Party”) that receives Confidential Information from the other Party (the “Disclosing Party”) under this Agreement shall keep all the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement, or as permitted under Section 8.1.2.

8.1.2
Exceptions. The obligations of confidentiality and restriction on use of Confidential Information under Section 8.1.1 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public;

(b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

8.1.3
Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)
Prosecution and Maintenance of Patents as permitted by this

Agreement;

(b)
Regulatory Filings for Licensed Product that such Party has a license or right to develop hereunder in a given country or jurisdiction;

(c)
prosecuting or defending litigation as permitted by this Agreement;

(d)
complying with applicable court orders or governmental regulations, including mutually recognized securities laws;
(e)
in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, schedules, ancillary agreements, and amendments hereto);

(f)
disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Fulcrum), in each case on a need-to- know basis in connection with the Research, Development, Manufacture, use, Commercialization, or other exploitation of Licensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use; and

(g)
disclosure to potential and actual investors, acquirers, licensees and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or financing, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors or financiers, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.1.3(d) or (e), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 8.1.3(d) or (e) remains Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 8.

8.1.4
Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency or the rules of any recognized stock exchange in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties; (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to CMCC, to the extent necessary to comply with the terms of the CMCC License Agreement; (d) to potential and actual investors, acquirers, licensees and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential; and (e) (in the case of Fulcrum) to the extent necessary in connection with the performance of obligations or exercise of rights under this Agreement, to any Sublicensee, collaborator or potential Sublicensee or potential collaborator, provided however such Person agrees in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

8.1.5
Survival. Each Party’s obligations with respect to Confidential Information under this Section 8.1 apply during the Term and continue for [***] thereafter.

8.2
Publicity. CAMP4 acknowledges that Fulcrum is a publicly traded company and that the disclosure of non-public information regarding Fulcrum or trading in the securities of Fulcrum while in the possession of such information may, depending on the facts and circumstances, subject CAMP4 to liability under the regulations or the rules of the U.S. Securities and Exchange Commission, NASDAQ or any stock exchange on which Fulcrum’s shares are listed or the U.S. Securities and Exchange Act of 1934, as amended. Fulcrum shall issue a press release in the form attached hereto as Exhibit C promptly after the Effective Date. Thereafter, either Party may make subsequent public disclosure of the contents of such press release. Except as permitted under Section 8.1.3 and this section 8.2, neither Party shall issue any subsequent press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that neither Party will not be prevented from (i) complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange, or (ii) repeating any information relating to this Agreement that has already been publicly disclosed by the other Party.

8.3
Proprietary, Non-Public Information. Fulcrum hereby covenants and agrees that it will not use or cause to be used proprietary, non-public information that CAMP4 has acquired from CMCC or any Affiliate thereof in the course of prosecution of the CMCC-Licensed Patents, or patent counsel prosecuting the CMCC-Licensed Patents on behalf of Fulcrum or its Affiliates and such information shall be considered Confidential Information of CMCC or its Affiliates and be subject to CAMP4’s obligations under Article VI of the CMCC License Agreement. But for satisfying Fulcrum’s obligations under 37 CFR 1.56 and any other similar statutory, regulatory or professional ethical requirement, Fulcrum shall not advise counsel prosecuting such CMCC- Licensed Patents to include information in any such patent application that would, to Fulcrum’s knowledge, have a material, negative impact on CMCC’s or its Affiliate’s ownership of such rights or the validity of such CMCC-Licensed Patents. Any assignment or sublicense granted by Fulcrum shall contain an identical commitment by the assignee or Sublicensee.

ARTICLE 9

TERM & TERMINATION

9.1
Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in accordance with this Agreement, shall continue on a Licensed Product-by- Licensed Product basis until the expiration of the Royalty Term in the Territory for such Licensed Product (the “Term”). Upon the expiration of the Royalty Term for a Licensed Product in a particular country, the licenses granted by CAMP4 to Fulcrum under Section 2.1 with respect to such Licensed Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain exclusive (even as to CAMP4 and its Affiliates).

9.2
Termination for Failure to Pay. CAMP4 may terminate this Agreement upon [***] prior written notice in the event of Fulcrum’s failure to pay to CAMP4 any amounts properly due and payable hereunder in a timely manner, unless Fulcrum shall make all such payments to CAMP4 within said [***]; provided that the cure period will be tolled pending resolution of any bona fide dispute between the Parties as to whether such payments is due and payable under this Agreement. Upon the expiration of the [***] (plus any additional time due to tolling of the cure period), if Fulcrum shall not have made all such undisputed payments to CAMP4, the rights, privileges and licenses granted hereunder shall terminate without further action by CAMP4.

9.3
Termination for Patent Challenge. CAMP4 may terminate this Agreement upon [***] written notice to Fulcrum if Fulcrum or Fulcrum’s Affiliate, or Sublicensee takes actions to challenge, in a judicial or administrative proceeding, the validity of any CMCC-Licensed Patent, provided that Fulcrum has not revoked or caused to be revoked such proceeding within [***]; provided further that the foregoing right to terminate shall not apply where such challenge of a CMCC-Licensed Patent is the assertion of a defense or counterclaim to an action first brought by CMCC against Fulcrum. For the avoidance of doubt, any participation by Fulcrum, its Affiliate, Sublicensee or any of their respective employees in any claim, challenge or proceeding in response to a subpoena shall not constitute an active challenge and shall not give rise to CAMP4’s right to terminate this Agreement.

9.4
Termination for Material Breach. Either Party may terminate this Agreement, upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice; provided that if such breach is not reasonably capable of cure within [***], the breaching Party may submit, prior to the end of [***], a reasonable plan to cure the breach within [***] in which case the other Party may not terminate this Agreement for so long as the breaching Party is [***] to implement such cure plan within [***].

9.5
Termination for Insolvency. A Party may immediately terminate this Agreement upon written notice to the other Party if such other Party becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors, enters into bankruptcy or similar proceedings, or has a receiver or custodian appointed for it, or ceases to conduct business or enters into dissolution or liquidation proceedings.

9.6
Termination by Fulcrum without Cause. Fulcrum may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause [***] prior written notice to CAMP4.

9.7
Disputed Breach. If the allegedly breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 9.4, and such allegedly breaching Party provides the other Party notice of such dispute within [***] then the non-breaching Party may not terminate this Agreement under Section 9.4 unless and until it has been finally determined pursuant to Article 10 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [***] following a final and non-appealable court decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.8
Effects of Termination.

9.8.1
Termination of Licenses. All licenses for Licensed Products granted under Section 2.1 terminate automatically as of the termination effective date; provided that, if Fulcrum (or its Affiliates or Sublicensees) has inventory of usable Licensed Product(s) as of the effective date of termination, then Fulcrum (and its Affiliates and Sublicensees) may continue to sell off such inventory of Licensed Products in the Field in the Territory (and fulfill customer orders therefor) until [***], and shall pay CAMP4 any applicable Royalties due based on such sales. Notwithstanding the foregoing, upon termination of this Agreement for any reason, upon the request of any Sublicensee of Fulcrum who is not then in breach of its sublicense agreement or the terms and conditions of this Agreement applicable to such Sublicensee, CAMP4 will enter into a direct license to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory and duration of sublicense grant (each a “New License Agreement”). Under any such New License Agreement between CAMP4 and such former Sublicensee, (a) such former Sublicensee will be required to pay to CAMP4 the same amounts in consideration for such direct grant as CAMP4 would have otherwise received from Fulcrum pursuant to this Agreement on account of such former Sublicensee’s exploitation of the Licensed Products had this Agreement not been terminated and (b) CAMP4 will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement.

9.8.2
Destruction of Confidential Information. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Information under this Agreement.
9.9
Additional Effects of Termination by CAMP4 for Cause. This Section 9.9 shall apply upon any termination of this Agreement in its entirety by CAMP4 under Section 9.2, Section 9.3, or Section 9.4:

9.9.1
License Grant. Effective upon the effective date of termination of this Agreement, Fulcrum hereby grants to CAMP4 in the Field and in the Territory an exclusive, royalty-free, fully paid-up, license with the right to grant sublicenses, under any intellectual property rights Controlled by Fulcrum that are necessary or had been, prior to such termination, actually used by Fulcrum to exploit any Licensed Product, as such Licensed Product existed on the effective date of termination of this Agreement, to Research, Develop, Manufacture, use, Commercialize, or otherwise exploit such Licensed Products in the Field in the Territory.

9.9.2
Conveyance of Regulatory Filings. Upon termination of this Agreement, Fulcrum will, to the extent not prohibited by Applicable Law, assign and transfer to CAMP4 or its designee, [***] any and all Regulatory Filings, including any Marketing Authorization obtained from Regulatory Authorities in the Territory, solely relating to a Licensed Product in the Field in the Territory. If Fulcrum is prohibited by Applicable Law from assigning or transferring Regulatory Filings to CAMP4 or its designee, then Fulcrum will promptly upon CAMP4’s request (a) provide all such Regulatory Filings to CAMP4 or its designee and reasonably cooperate with CAMP4 and its designees to permit CAMP4 and its designees to make new Regulatory Filings for such Licensed Product in the Field in the Territory and (b) withdraw its own Regulatory Filings for the Licensed Product in the Territory.

9.10
Additional Effects of Termination by Fulcrum for Convenience. This Section
9.10
shall apply upon any termination of this Agreement in its entirety by Fulcrum under Section 9.6:

9.10.1
Right to Negotiate. On the written request of CAMP4 within [***] after the effective date of termination of this Agreement, Fulcrum will enter into good faith negotiations with CAMP4 for the grant to CAMP4 in the Field and in the Territory of an exclusive, royalty-bearing (or revenue sharing), license with the right to grant sublicenses, under any intellectual property rights Controlled by Fulcrum that are necessary or had been, prior to such termination, actually used by Fulcrum to exploit any Licensed Product, as such Licensed Product existed on the effective date of termination of this Agreement, to Research, Develop, Manufacture, use, Commercialize, or otherwise exploit such Licensed Products in the Field in the Territory.

9.10.2
Conveyance of Regulatory Filings. Upon termination of this Agreement, Fulcrum will, to the extent not prohibited by Applicable Law, assign and transfer to CAMP4 or its designee, [***] any and all Regulatory Filings, including any Marketing Authorization obtained from Regulatory Authorities in the Territory, solely relating to a Licensed Product (other than Regulatory Filings relating to any Licensed Products Covered by a Valid Claim of a Patent owned by Fulcrum or its Affiliates or Sublicensees) in the Field in the Territory. If Fulcrum is prohibited by Applicable Law from assigning or transferring Regulatory Filings to CAMP4 or its designee, then Fulcrum will promptly upon CAMP4’s request (a) provide all such Regulatory Filings to CAMP4 or its designee and reasonably cooperate with CAMP4 and its designees to permit CAMP4 and its designees to make new Regulatory Filings for such Licensed Product in the Field in the Territory and (b) withdraw its own Regulatory Filings for such Licensed Product in the Territory.

9.11
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1, Article 8, Sections 9.8-9.11, Article 10 and Article 11.

9.12
Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 9.12 are without prejudice to any rights a Party may have arising under the Code.

ARTICLE 10

GOVERNING LAW; DISPUTE RESOLUTION

10.1
Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

10.2
Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 10 to resolve any dispute. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after [***] the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, either Party may seek to resolve the Dispute in any federal court having jurisdiction thereof located in Delaware as further described in Section 10.3.

10.3
Litigation; Equitable Relief. The Federal courts located in Delaware shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute resolution procedures described above. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

ARTICLE 11

MISCELLANEOUS

11.1
Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter, other than the Mutual Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Mutual Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2
Limitation of Liability. NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 11.2 SHALL NOT BE CONSTRUED TO LIMIT (A) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 7 OR (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OR FOR BREACH OF Article 8.

11.3
Independent Contractors. The relationship between Fulcrum and CAMP4 created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.
11.4
Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if:

(a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 11.4, in each case, addressed as set forth below unless changed by notice so given:

If to CAMP4: CAMP4 Therapeutics Corp.

Attn: CEO

One Kendall Square

Building 1400 West, 3rd Floor Cambridge, MA 02139

with a copy (which shall not constitute notice) to: Ropes & Gray LLP

Attn: Marc A. Rubenstein Prudential Tower

800 Boylston Street

Boston, MA 02199

If to Fulcrum: Fulcrum Therapeutics, Inc.

26 Landsdowne St

Cambridge, MA 02139 Attn: General Counsel

with a copy (which shall not constitute notice) to: Goodwin Procter, LLP

Attn: Morag Peberdy 100 Cheapside

London, England EC2V 6DY

CAMP4 shall also provide a copy of any notice (via e-mail if available) to Fulcrum’s Chief Legal Officer and to Fulcrum’s Senior Vice President, Business and Corporate Development.

11.5
Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect.

11.6
Non-Use of Names. Neither Party will use the name, names, logos or trademarks of [CMCC, Harvard, DFCI or of their respective Affiliates, or HHMI, nor the name or photograph or other depiction of any employee or member of the staff of CMCC, Harvard, DFCI or their respective Affiliates or of HHMI [***] nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC, Harvard, DFCI or HHMI, as applicable, and from the individual staff member, employee, or student if such individual’s name, photograph or depiction is used. Notwithstanding the above, a Party may state, including on its website, that it is licensed (or sub-licensed, as applicable) by CMCC, Harvard or DFCI under one or more patents or applications consistent with this Agreement, and a Party may comply with disclosure requirements of all Applicable Laws relating to its business, including United States and state securities laws. In addition, a Party may refer to publications by staff of BCH, Harvard or DFCI in the scientific literature. Neither Party shall use the name, trademark, logo, or physical likeness of the other Party, its Affiliates or their respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Fulcrum’s prior written consent. In addition to the foregoing, neither Party shall, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name

“Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, each Party shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by law to be disclosed to any governmental entity. Each Party shall require its Affiliates and Sublicensees to comply with the foregoing.

11.7
Assignment. Except as provided in this Section 11.7, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole: (a) to an Affiliate of such Party for such long as any such Affiliate remains an Affiliate; (b) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement; or (c) pursuant to a merger or consolidation (or similar transaction) of the assigning Party. Any attempted assignment not in accordance with this Section 11.7 will be null, void, and of no legal effect. Any and all rights of Fulcrum hereunder may be exercised by one or more Affiliates of Fulcrum, without the need to sublicense, provided, however, that it is understood that all activities of such Affiliates are subject to the terms of this Agreement and that Fulcrum will remain obligated to CAMP4, and as applicable to HHMI, for the compliance by Fulcrum and its Affiliates with the terms of this Agreement.

11.8
Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

11.9
Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance, provided that the Party has not caused such event(s) to occur. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

11.10
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified;

(c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (e) words of any gender include the other gender; (f) references to any specific law, rule or regulation, or article, Section or other division thereof, shall be deemed to include the then- current amendments thereto or any replacement law, rule or regulation thereof; and (g) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive.

11.11
Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

11.12
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

11.13
Further Assurances. Fulcrum and CAMP4 hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

11.14
Third Party Beneficiary Rights. HHMI is not a party to this Agreement and has no liability under or due to this Agreement to Fulcrum, any Sublicensee, or any user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name. Notwithstanding the foregoing, this Agreement is otherwise not intended to and shall not be construed to give any other Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise provided for in this Agreement.
11.15
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Fulcrum Therapeutics, Inc.

By: /s/ Robert J. Gould

Name: Robert J. Gould

Title: President & CEO

CAMP4 Therapeutics Corp.

By: /s/ Josh Mandel-Brehm

Name: Josh Mandel-Brehm

Title: President & CEO

EXHIBIT A

Licensed Patents

[***]

EXHIBIT B

CAMP4 Know-How and Materials

[***]

EXHIBIT C

Agreed form Press Release

Fulcrum Therapeutics Signs Exclusive Global License Agreement in Rare Hematology

— CAMP4 Therapeutics grants exclusive rights to advance novel therapies for Diamond-Blackfan Anemia—

CAMBRIDGE, Mass. – July 10, 2023 – Fulcrum Therapeutics, Inc.® (NASDAQ: FULC), a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases, today announced that it has entered into a worldwide, exclusive license agreement with CAMP4 Therapeutics Corp., whereby Fulcrum will advance the discovery, development, and commercialization of novel therapeutic agents against an undisclosed target for the potential treatment of Diamond-Blackfan Anemia (DBA).

DBA is a congenital, rare blood disorder that affects an estimated 5,000 individuals worldwide. DBA is caused by genetic mutations in ribosomal subunits that halt red blood cell maturation and lead to anemia. Patients are usually diagnosed in infancy with the presentation of severe anemia and potential developmental abnormalities. Patients with DBA require lifelong management with corticosteroids and blood transfusions that are known for their toxicities and long-term complications.

“We are deeply committed to bringing hope and new options to patients suffering from rare hematologic diseases and are excited to expand on the work of CAMP4’s pre-clinical DBA program,” said Jeff Jacobs, Chief Scientific

Officer, Fulcrum Therapeutics. “This agreement further strengthens our discovery pipeline and reinforces our strategy of addressing rare genetic conditions through small molecules.”

Under the terms of the agreement, Fulcrum has been granted an exclusive, worldwide license to intellectual property arising from CAMP4’s DBA program, including the right to research, develop, manufacture, and commercialize investigational compounds against an undisclosed target. In exchange, CAMP4 Therapeutics will receive an undisclosed upfront payment and up to $70 million in additional payments, upon the achievement of certain development, regulatory, and commercial milestones. Fulcrum will assume sole responsibility for research, development, manufacturing and commercialization costs and activities, and will pay tiered royalties on future commercial sales.

“Our mission is to harness the power of the cell’s transcriptional regulators to unlock new options for people living with genetic diseases like DBA,” said Josh Mandel-Brehm, Chief Executive Officer, CAMP4 Therapeutics. “By uniting our scientific insights with Fulcrum’s deep expertise in hematology and small molecule development, this agreement will help accelerate the discovery and delivery of ground-breaking therapies for this underserved community.”

About Fulcrum Therapeutics

Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s two lead programs in clinical development are losmapimod, a small molecule for the treatment of facioscapulohumeral muscular dystrophy (FSHD), and FTX-6058, a small molecule designed to increase expression of fetal hemoglobin for the treatment of sickle cell disease (SCD) and other hemoglobinopathies, which is currently under a full clinical hold issued by the

U.S. Food and Drug Administration. The company’s proprietary product engine, FulcrumSeek™, identifies drug targets that can modulate gene expression to treat the known root cause or consequences of gene mis-expression. For more information, visit www.fulcrumtx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s exclusive license agreement with CAMP4 Therapeutics, and the milestone and royalty payments thereunder; Fulcrum’s ability to develop a therapy for DBA; and the potential effect of this agreement on Fulcrum’s discovery pipeline; among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with biopharmaceutical development, Fulcrum’s ability to continue to advance its product candidates into and through clinical trials; initiate and enroll clinical trials on the timeline expected or at all; obtain and maintain necessary approvals from the FDA and other regulatory authorities; replicate in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; realize the anticipated benefits of the strategic realignment; manage executive and employee turnover; and raise the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Contact Information:

Investors:

Chris Calabrese LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com 917-680-5608

Media:

Dee Smith

Executive Director, Corporate Communications Fulcrum Therapeutics, Inc.

dsmith@fulcrumtx.com

202-746-1324

EXHIBIT D

Development Plan

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